UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

RadiSys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On May 11, 2005, RadiSys Corporation (the “Company”) informed PricewaterhouseCoopers LLP (“PwC”) that PwC had been dismissed as the Company’s independent registered public accounting firm on May 9, 2005, the date PwC completed its procedures on the Company’s unaudited interim financial statements as of and for the quarter ended March 31, 2005 and on the Form 10-Q in which such financial statements were included. The dismissal of PwC on May 9, 2005 was approved by the Company’s Audit Committee.

     On May 12, 2005, the Company engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2005. The engagement of KPMG was approved by the Company’s Audit Committee.

     The Company had included as a ballot item in its Proxy Statement for the 2005 Annual Meeting of Stockholders the ratification of the Audit Committee’s appointment of PwC as the Company’s independent auditors. As mentioned above, following the filing of the Proxy Statement for the 2005 Annual Meeting, the Company’s Audit Committee made the business decision to change the Company’s independent auditors to KPMG for 2005. Since the ratification of independent auditors by the Company’s shareholders is not required by Oregon law or the SEC rules, the Chairman of the Board has exercised his discretion to determine items on the agenda for the shareholders’ meeting and is removing this ballot item. Accordingly, shareholders will not vote on the ratification of the independent auditors for 2005.

     On May 13, 2005, the Company filed with the SEC a current report on Form 8-K under “Item 4.01. Changes in Registrant’s Certifying Accountant” announcing the change in the Company’s independent registered public accounting firm and providing the information required by Item 304 of SEC Regulation S-K, which is incorporated by reference herein.

     Representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.